                                UNITED STATES                                    OMB APPROVAL
                     SECURITIES AND EXCHANGE COMMISSION                  OMB number       3235-0145
                            WASHINGTON, D.C. 20549                       Expires:  October 31, 1994
                                                                         Estimated average burden
                                                                         hours per response...14.90
                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO.          1        )*


                                  JOSTENS INC
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                   481088102
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





SEC 1745 (2/92)                  Page 1 of 4 pages

CUSIP No. 481088102                     13G                 Page 2 OF 4 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       THE CAPITAL GROUP, INC.
       86-0206507

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]
                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       DELAWARE

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 2,240,600

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 4,776,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE

       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       4,776,000  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       10.51%

       TYPE OF REPORTING PERSON*
  12
       HC



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 4 pages

CUSIP No. 481088102                     13G                 Page 3 OF 4 PAGES


       NAME OF REPORTING PERSON
   1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       CAPITAL GUARDIAN TRUST COMPANY
       95-2553868

       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   2                      (a) [ ]
                          (b) [ ]

       SEC USE ONLY
   3

       CITIZENSHIP OR PLACE OF ORGANIZATION
   4
       CALIFORNIA

                                   SOLE VOTING POWER
                              5
         NUMBER OF                 2,240,600

          SHARES
                                   SHARED VOTING POWER
       BENEFICIALLY           6
                                   NONE
         OWNED BY

           EACH                    SOLE DISPOSITIVE POWER
                              7
         REPORTING                 3,476,000

          PERSON
                                   SHARED DISPOSITIVE POWER
           WITH               8
                                   NONE

       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
       3,476,000  Beneficial ownership disclaimed pursuant to Rule 13d-4

       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
  10

       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
  11
       7.65%

       TYPE OF REPORTING PERSON*
  12
       BK



                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 4 pages

                                                                          Page 4
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [ ]  or Amendment No. 1

Item 1(a)  Name of Issuer:
           Jostens Inc

Item 1(b)  Address of Issuer's Principal Executive Offices:
           5501 Norman Center Drive
           Minneapolis, MN  55437

Item 2(a)  Name of Person(s) Filing:
           The Capital Group, Inc. and Capital Guardian Trust Company

Item 2(b)  Address of Principal Business Office:
           333 South Hope Street
           Los Angeles, CA  90071

Item 2(c)  Citizenship:   N/A

Item 2(d)  Title of Class of Securities:  Common

Item 2(e)  CUSIP Number:  481088102

Item 3     The person(s) filing is(are):

           (b)   [x]   Bank as defined in Section 3(a)(6) of the Act.
           (e)   [ ]   Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940.
           (g)   [x]   Parent Holding Company in accordance with Section
                       240.13d-1(b)(1)(ii)(G).

Item 4     Ownership

           (a)   Amount Beneficially Owned:
                 See item 9, pg. 2 and 3
           (b)   Percent of Class:  See item 11, pg. 2 and 3
           (c)   Number of shares as to which such person has:
                 i) sole power to vote or to direct the vote See item 5, pg. 2 and 3
                 ii)   shared power to vote or to direct the vote  None
                 iii) sole power to dispose or to direct the disposition of See item 7, pg. 2 and 3
                 iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5     Ownership of 5% or Less of a Class:  N/A

Item 6     Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           (1) Capital Research and Management Company is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a wholly owned subsidiary of The Capital Group, Inc.
           (2) Capital Guardian Trust Company is a Bank as defined in Section 3(a)(6) of the Act and a wholly owned subsidiary of The Capital Group, Inc.

Item 8     Identification and Classification of Members of the Group:  N/A

Item 9     Notice of Dissolution of the Group:  N/A

Item 10    Certification

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

           Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 9, 1994

Signature:       /s/ Philip de Toledo

Name/Title:      Philip de Toledo, Vice President and Treasurer

                 The Capital Group, Inc.

Date:  March 9, 1994

Signature:       /s/ Eugene P. Stein

Name/Title:      Eugene P. Stein, Executive Vice President

                 Capital Guardian Trust Company

                                   AGREEMENT


                                                   Los Angeles, California

                                                   March 9, 1994

         Capital Guardian Trust Company ("CGTC") and The Capital Group, Inc. ("CG") hereby agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Common stock issued by Jostens Inc.

         CGTC and CG state that they are both entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Both CGTC and CG are responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but neither is responsible for the completeness or accuracy of the information concerning the other.

                                          CAPITAL GUARDIAN TRUST COMPANY


                                          BY:  /s/ Eugene P. Stein
                                                   Eugene P. Stein
                                                   Executive Vice President


                                          THE CAPITAL GROUP, INC.

                                          BY:  /s/ Philip de Toledo
                                                   Philip de Toledo
                                                   Vice President and Treasurer





                                   EXHIBIT A